Exhibit 99.1

Fourth Quarter 2010 Earnings Conference Call Transcript, dated April 5, 2011

Operator

Good day, ladies and gentlemen, and welcome to the fourth-quarter 2010 Craft Brewers Alliance Inc. earnings conference call. My name is Chantelay, and I will be your facilitator for today's call. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today's call, Mr. Terry Michaelson, CEO. Please proceed, sir.

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

Thank you. Good morning. I'm pleased to present the Craft Brewers Alliance investors conference call to discuss our results for the year ended December 31, 2010. I will address the general business environment and sales and marketing efforts as they are related to our fourth-quarter performance, and Mark Moreland, our Chief Financial Officer, will comment on the financial results for the fiscal year and the fourth quarter ended December 31, 2010. Then we will open up the call for questions.

Also on the line to help address questions are Joe O'Brien, our Controller and Principal Accounting Officer, and Patrick Green, Director of SEC Reporting and Investor Relations.

Before we begin, I will ask Mark to read our Safe Harbor statement.

Mark Moreland - Craft Brewers Alliance Inc. - CFO

Thanks, Terry, and good morning, everyone. We would like to start by reminding you this call may contain forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements.

For a list of factors that could cause Craft Brewers' actual results to differ materially from those described in the forward-looking statements, please refer to the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC recently.

Unless required by law, Craft Brewers undertakes no obligations to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Copies of Craft Brewers most recent filings with the SEC are available on the Investor Relations section of our website at craftbrewers.com.

Terry?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

Thanks, Mark. We are encouraged by the solid progress we made in 2010 towards delivering to more beer lovers a greater variety of fresh, authentic handcrafted beers to their experiences. Significant achievements came from all fronts in the areas of sales execution, operations and profitability, new brand development and in our strategic relationships with our chief partners. And, as I will discuss in more detail later, some of our more recent initiatives will have a greater payoff as we move into the coming year.

Among these significant achievements for 2010 was our completion of the merger with Kona Brewing Co. and related entities on October 1, 2010. The fourth-quarter results for 2010 include the results of Kona from the date of closing through the end of the year, and Mark will comment on the effect that the Kona merger and the associated operations had on those results. I will address the plans that we have for this brand and the impact on our overall brand strategy that this acquisition represents for the Company.

The fourth quarter of 2010 reflected positive trends with depletions increasing at 4% over the fourth quarter of 2009. We believe depletions to be the most accurate reflection of consumer demand. Shipments for the fourth quarter of 2010 increased by 1% due to normal fluctuations in wholesaler inventory levels. The positive trends for our depletion growth has continued in the first quarter of 2011 as our estimate of the growth rate to be between 4% and 5%.

The fourth-quarter results of 2010 reflect our aggressive commitment towards execution of our core strategy, and we are pleased with the work that has successfully positioned us to invest properly against the new initiatives that are hitting the marketplace now. We invested heavily in improving sales, marketing and operations execution to enhancements in both systems and organizations. The incremental fourth-quarter SG&A spend of $2.3 million was the primary reason for our net loss in the quarter, but we viewed this investment as critical to establishing our foundation for long-term success.

We anticipate continuing our SG&A investment during most of 2011 as we further communicate our brand stories to the marketplace and embark on a significant campaign to penetrate select focused markets and deliver new and exciting beers and packages to the consumer. As we fully execute this strategy and identify, target and execute in these select markets and channels, we expect our results for all of 2011 to demonstrate growth in depletions, shipments and profitability.

We have begun to introduce new initiatives for our brands in the first quarter of 2011 with acceleration of the deployment plan for the second quarter of 2011. Initial response from our wholesaler partners, retailers and consumers to the preliminary stages of these initiatives has been positive.

As reported by third-parties who track off-premise sales, CBA's performance for the first quarter of 2011 has been strong across all three brand families. While Kona has been the most remarkable, all brands are showing growth. We are very excited about these initiatives and are confident that they will be key in driving CBA's success.

As I mentioned earlier, we closed the Kona merger October 1, 2010. The brewing facility is located in Kona (and) the restaurant pubs, which are located in Honolulu, Oahu and Kona, Hawaii (and) remain under the direction of Hawaiian-based management, which is committed to preserving the culture and traditions of the Hawaiian Islands and the brand.

Mark will discuss the status of our integration efforts with Kona. The Kona merger allows us to bring to bear the full weight and strength of the Company's mainland sales, marketing, operating and financial resources against this growing brand.

In this spirit, Koko Brown Ale was released in the first quarter of 2011, which is the first new Kona Brewing beer release to the mainland since 2007 and the third beer to be launched in Kona's Aloha Series of beers.

Kona Brewing's Island Hopper variety pack was also introduced in January of 2011 in select markets to give consumers yet another opportunity to experience Liquid Aloha. Kona is one piece of the integrated portfolio strategy for CBA that we developed in 2010 and are starting to execute in 2011. We have invested aggressively against this strategy because we believe it is central to our long-term growth. Looking at the second piece of the strategy, for the Widmer Brothers brand, these investments in the 2010 fourth quarter have also allowed us to better communicate the unique approach that Kurt and Rob have taken to brewing from the time the groundbreaking Widmer American-style Hefeweizen was launched in 1986. These investments have funded new package design, tied more closely to the differentiated brand position to launch a series 924 beers named for the address of our Oregon brewery, these beers are a bit bigger and more complex than our usual offering, as well as the introduction of Rotator IPA series that allows our team of talented brewers to experiment in a growing style and give Craft consumers what they want most, variety.

The Rotator IPA series launched with the release of X-114, an IPA that is brewed with an experimental variety of hops with the next offering in the series to follow in the summer of 2011.

Lastly, the investment in the integrated portfolio strategy has also helped us prepare Redhook for its 30th year. The foundations of this strategy include a new proprietary model that better reflects Redhook's big personality, as well as updated package design to complete the look. Redhook also took the successful 2010 summer seasonal and made it a year-round offering as Redhook Pilsner.

Additionally Redhook will finally be able to give its consumer a way to enjoy Copperhook in more occasions than ever before with an introduction of Copperhook cans in Q2 2011. Redhook will continue to serve its loyal following of (local) consumers with Blueline Series in the Northwest and the Brewery Backyard Series for New England, both of which will be a series of beers created by each brewery available only to the corresponding local market and in the pubs at the Washington and New Hampshire breweries.

We are able to make these investments due to our improved operating profit and robust cash flows that have resulted in a solid financial position and allowed us to reduce our debt burden through the third quarter of 2010. The lower debt burden, along with additional support from our lender, provided us with increased financial flexibility that afford us the ability to partially fund the Kona merger with a cash payment of $6.2 million, while simultaneously funding the increased sales and marketing efforts and $3.1 million in capital projects for the fourth quarter of 2010.

Aiding our ability to afford these investments in 2011 is our agreement to sell our minority interest in Fulton Street Brewery to Anheuser-Busch under the terms of an equity purchase agreement in which the majority owner of Fulton Street Brewery agreed to sell its interest in Fulton Street Brewery to Anheuser-Busch.

Upon closing, Anheuser-Busch has agreed to pay us $16.3 million in cash, plus a portion of our transaction costs. Anheuser-Busch has also agreed to reduce distribution fees for the remaining term of our distribution agreement with them, as well as any renewal terms.

While this agreement represents a change in our relationship with Fulton Street Brewery, our commitment to contract brew for them remains in place. As we discussed in the last call, this will be a three-year contract arrangement whereby we will produce Goose Island branded beer in volume per specifications designated by Fulton Street Brewery. We expect this to represent an annual volume of between 25,000 to 30,000 barrels. We began commercial production of beer under the contract during the first quarter of 2011.

I want to thank all the members of the Craft Brewers Alliance team for their continuing passion for great beer and for their dedication to working towards our core objectives in 2010.

We entered 2011 poised for transformative change with the knowledge that we have a tremendous opportunity to leverage our competitive advantages and a diverse set of high quality and unique beers and brands, first rate breweries and distribution systems. These advantages should enable us to significantly increase both our reach and the return to our shareholders.

With that, I will turn it back to Mark.

Mark Moreland - Craft Brewers Alliance Inc. - CFO

Thanks, Terry. Today I will discuss three main areas. I will first review the 2010 operating performance and then discuss our fourth-quarter transactions, including the Kona merger and the A-B distribution fee modification.

And lastly, our recent transactions, including the sale of our minority interest in FSB, Fulton Street Brewery, and further distribution fee modification.

For the full year of 2010, we generated net income of $1.7 million or $0.10 fully diluted earnings-per-share on 17.6 million shares, doubling our EPS performance from 2009. Sales revenues grew 6% to $131.7 million, an increase of $7 million from last year, driven by increases in our contract brewing operations and our core product pricing and volume increases.

Total shipments for the year increased by 4% and core product shipments increased by approximately 1%. Depletions increased on a volume basis by approximately 2% for the year.

Our gross margin grew 23% for the year to $33.7 million, and our gross margin rate expanded by 340 basis points to 25.5%. Our gross margin rate improvement was limited during the year as a result of our destroying a significant quantity of beer, spanning both the second and third quarters because it did not meet our exacting quality standards.

Conversely, our margin rate improved in the fourth quarter of 2010 due to our merger with Kona and the initiation of the agreement reducing margin fees related to qualifying shipments.

Our SG&A expenses increased $5 million or 20% during the year as a result of our focus on reinvesting into our sales team, brand development and marketing activities to refine our product positioning, drive consumer awareness and trial of our new products and improved sales rates in current target markets.

In the fourth quarter, we also added the Kona SG&A structure as a result of the merger. While the quarterly sales and marketing spending (will exhibit) some degree of seasonality, we expect these expense levels for the fourth quarter of 2011 will be greater than our spend in the corresponding period of 2010. We view these investments as vital to the long-term success of our great portfolio of Craft beers.

We continued to significantly exceed our debt covenant requirements by generating $11.9 million of bank-defined EBITDA, exclusive of the $1.6 million add-back related to Kona's premerger EBITDA. That is compared to $10.8 million generated last year.

The calculation of EBITDA, a non-GAAP financial measure, is included in our Form 10-K available on our website at craftbrewers.com.

For the year, we generated $10.8 million in cash flow from operations and spent $4.7 million on capital expenditures and paid $6.2 million in cash as part of the Kona merger consideration.

At the end of the year, we had borrowings of $7.5 million outstanding against the credit line. As part of the merger, we negotiated an increase in our bank credit line to $22 million, negotiated an improved interest rate, and an extension on the maturity to 2015. CBA's debt as a percentage of total capitalization was 22% and 25% at December 31, 2010 and 2009 respectively.

The Company expects to continue to invest in key operations and technology projects through the balance of 2011 and spend approximately $6 million in capital expenditures.

I will note that while we expect annual improvements in profitability and EBITDA, we will likely show uneven performance on a quarterly basis versus last year due to timing of our sales and marketing initiatives.

For the fourth quarter, we incurred net loss of $633,000 or $0.03 fully diluted loss per share on 18.8 million shares. Revenues grew 4% to $30.3 million, an increase of $1 million from last year, driven by a combination of factors, primarily an increase of $740,000 in core product revenues and an increase in contract brewing revenues.

The addition of Kona restaurants as a result of the merger was offset by the loss of the alternating proprietorship revenues, also a result of the merger.

Total shipments for the quarter increased by 1%, and core product shipments decreased by 1%. Depletions increased on a volume basis by 4% for the quarter.

Our gross margin grew 29% for the quarter to $7.8 million, and our gross margin rate expanded by 510 basis points to 25.7%. This gross margins rate trend improved from our third-quarter year-to-date performance of plus 300 basis points due to the Kona merger that resulted in our capturing profit related to both the Kona restaurants and Kona's beer sales, reductions in destroyed beer costs, and the elimination of the margin fees related to qualifying shipments as a result of the fourth-quarter modification to our distribution agreement with A-B.

We estimate the pro forma incremental 2010 impact of the fee modification at $1.2 million. This modification will be in effect through September 2013.

SG&A expense for the fourth quarter increased by approximately $2.3 million, driven by the same investments in sales and marketing and the Kona merger discussed earlier.

Regarding the Kona merger, we have substantially completed all of our integration of the operations of Kona, including the brewery, restaurant and pub operations. As included in the 2010 fourth-quarter results, the most significant financial statement impacts of the merger are the elimination of the alternating proprietorship revenue stream, the addition of Hawaii restaurant operations and SG&A structure, and the full capture of Kona's overall gross margin and earnings.

Our most recent development is the sale of our minority interest in the Fulton Street Brewery for $16.3 million in cash subject to closing adjustments. As part of this transaction, we also negotiated a further reduction in the margin fees payable as part of our distribution agreement with A-B. We estimate the impact on a pro forma basis of the fee modification to be $2.1 million for 2010, which will be somewhat offset by the loss of our equity income on our FSB investment.

This improvement is in addition to the fourth-quarter distribution agreement modification mentioned earlier.

The new structure for the current term of the agreement calls for a flat $0.25 per case (rate) as compared to the prior structure of the average $0.71 in 2010 and included an annual escalation factor for future years.

The FSB transaction is targeted to close during the second quarter.

In summary, we believe the addition of the Kona family of beers amplifies our already strong portfolio of Craft beers and believe that the recent sale of the Fulton Street Brewery in conjunction with the fee modification establishes a strong economic foundation from which to grow. We will continue to invest wisely in our brands and sales and marketing resources to ensure we can generate competitive topline growth over the long term while continuing to make progress in improving our operating margins.

And with that, I would like to open up the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). [Jim Coll], Lombard Securities.

Jim Coll - Lombard Securities - Analyst

Congratulations on a great year with several strategic events that hopefully should benefit us all as stakeholders.

My first question, Mark, would be to you. I think I heard you say that currently we have 18.8 million shares outstanding. Is that correct?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

That is correct.

Jim Coll - Lombard Securities - Analyst

Okay, okay. My second question would be, do you anticipate that depreciation expenses for this year coming up for 2011 will be in around the $7 million range?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

We are not giving precise guidance on forward-looking financials. What I can tell you is that we, prior to our investment that we discussed on the last call starting in Q4 of 2010 and continuing through 2011, would have expected kind of normalized depreciation levels as we discussed in the past. We are spending as we indicated in the last call between $9 million and $10 million in capital between Q4 of 2010 and Q4 of 2011. So that will in turn increase our overall depreciation levels.

Jim Coll - Lombard Securities - Analyst

Okay. And then I just had one more question and I will get back in queue. Terry, I think we mentioned that earnings would be flat in the short-term. Could you define the short-term? Would that mean like in the next two to three or four quarters, or does that mean further out?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

What I want to first do is thank you for the kind words at the beginning of this. In regards to the earnings, what we recognize as we invest in this new strategy is we may have uneven performance in the short-term quarters, but for the year 2011, we expect to show depletion sales and profit growth. So when we are talking about short-term, we are talking about the next couple of quarters. But we fully anticipate that we will show growth in all areas for the full year of 2011.

Jim Coll - Lombard Securities - Analyst

Great. That clarifies that. Thank you so much.

Operator

John Szabo, Craft Brewers.

John Szabo - Flint Ridge Capital - Analyst

Well, I did not know I joined the Company. But it is -

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

Congratulations.

John Szabo - Flint Ridge Capital - Analyst

So I have a question, Terry, with regard to A-B's 13-D filing. I was just looking through the paragraph that described the events that happened around the sale of your interest in Goose Island. And it says here that they were willing to pay $14.7 million in cash for, I guess, what would be in exchange for the matching rights that you had. So you elected instead to take the change in the distribution agreement. I was wondering so if the distribution agreement goes through, what, 2018, and you have said that it's about $2.1 million, if you annualized that number, then that comes to $14 million or so. But I guess what I don't know is how much of the escalation in that fees was an issue for you in terms of being -- agreeing to forgo that $14.7 million upfront?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

Well, as we looked at it as we were negotiating with Anheuser-Busch and looking at what would be best for the Company, there were two things we were looking at. One was the ability to improve our balance sheet and give us more flexibility from that standpoint. And the second was the ability to give us some flexibility in the way that we could invest in our brands and to continue to create profitability growth. So we are looking at strengthening both ends. And so that was certainly a significant part of it is that the fee stream obviously is something that impacts our income statement on an ongoing basis. So we felt that was important.

As we looked at it, and we are optimistic about our potential to grow our brands and we looked at the upside for us and our shareholders, we felt that both the reduction and the removal of the escalation piece of the fees and as we looked at our ability to grow our sales and what that meant for the upside value for our shareholders, that that was the stronger strategy for us and accomplished both the balance sheet and the income statement improvement.

Mark Moreland - Craft Brewers Alliance Inc. - CFO

And John, I will add to that two quick points. As I mentioned, the average rate we incurred on the distribution fee for 2010 was $0.71. What happens is over time that rate would also escalate per CPI basically.

What also happens, if you read the distribution agreement that is filed, there is an incremental fee component that actually delevers the Company as we grow. There is -- the fees are higher for incremental volume versus base volume. So that is a component that you are not seeing in that $2.1 million. And additionally the $2.1 million is performed on a pro forma basis versus 2010. You will be seeing an increase in that number simply by the fact in 2013 the Q4 agreement we had with the fee modification would go away, and so we are getting incremental value after 2013 because the $0.25 is permanent on all volume.

John Szabo - Flint Ridge Capital - Analyst

Right. Okay. So just to clarify then, this is on top of what you agreed to in the fourth quarter with regard to the East Coast fee reduction? Is that right?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

That is correct.

John Szabo - Flint Ridge Capital - Analyst

Okay. And then that kind of rolls off in 2013, so it is going to go back up, what in 2014? Is that --?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

No, what I am saying is that the $0.25 is on all volume after 2013. So that is additional volume or additional value that you were not seeing in that $1 million number.

John Szabo - Flint Ridge Capital - Analyst

Okay. Got it. Okay. And then I guess, Terry, maybe if you could just help me understand, there were a number of things that you got in addition to the lowering of the fees. Could you sort of rank those other items in terms of the importance? I mean I think there was a divestiture -- changing the divestiture. There were some other things. What were -- if you had to rank it, what was the most important thing that you wanted to get beyond that reduction in fees?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

I think for us the important thing was the flexibility to operate our business and pursue opportunities that we had. So both the raising of the limits on the acquisition and potential sale of assets, all of those things. Although we don't anticipate doing anything in the short term, we are always looking for those opportunities. So that was certainly the most significant to us because that impacts how we may operate over the next three years to five years and benefit our shareholders, and that really was the primary focus.

John Szabo - Flint Ridge Capital - Analyst

So if I could just ask, and I know this is probably a tough question to answer, but one of the other things that was in there was the ability to opt out of that master distribution agreement. And if you just sort of look at what you are doing, you are going to spend a lot of money on the CapEx side this year to presumably put in an order management system that is going to allow you to reach beyond the A-B wholesalers I think if I understood it correctly from the last conference call.

You are reducing the fees. I mean is this sort of an additional step toward moving away from that dependence on A-B and trying to build your own independent company, or am I sort of mischaracterizing that in terms of how I'm looking at it?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

Well, that is a good question. We have always considered ourselves independent. The agreement overall was always for the distribution, although Anheuser-Busch certainly had some rights and continue to have some rights from their investment side. But I think from our standpoint we feel very strongly about our overall strategy, the direction of the business. And we are -- this mostly is about us just continuing to look at how we more effectively interact with our customers in the sales channels. So all these moves are to put us in a better place to implement our strategy.

I think as that happens, we are probably moving further away from any interface with Anheuser-Busch's systems, and that has to do primarily with the fact that they are looking at a different kind of business with their major brands and large volumes versus us where we are looking to provide more variety, more unique opportunities for the people to interface. So I think the result of that is we will end up moving in a direction that is more conducive to our business and probably separate from Anheuser-Busch's system.

Operator

[John Curti], Singular Research.

John Curti - Singular Research - Analyst

The first question has to do with the sale of your interest in FSB. Approximately how large of a taxable gain will you have there?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

Our basis in FSB is relatively small. I don't believe we have disclosed -- we have disclosed? We have disclosed. The tax basis is about $2.4 million, so the delta on or the taxable component of that is pretty large.

John Curti - Singular Research - Analyst

Okay. Now the additional savings from the reduction in the distribution fees of around $2 million plus, will those funds be entirely reinvested into marketing in 2011?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

I don't think we are ready to say that the entire amount will be invested. We are still analyzing and evaluating opportunities. We will certainly invest some of that, but we are not ready to say that the entire amount will be invested.

John Curti - Singular Research - Analyst

Preliminarily can you talk about how much marketing may be up in 2011 versus 2010, or alternatively the run-rate in fourth quarter, is that something we should be looking at going forward?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

We are not right now providing guidance. What I can say is that we do commit to generating topline growth and generating increased profitability year over year. There are a lot of moving pieces on the financials with a number of transactions that have occurred in the last six months. And so there will be a significant expansion in gross margin, reinvestment into our SG&A line. But overall we expect to see profitability, EBITDA and topline all growing.

Operator

Jim Coll, Lombard Securities.

Jim Coll - Lombard Securities - Analyst

Yes, Terry, without giving away our playbook to competitors, do you foresee that there are any more strategic acquisitions or partnerships of that type of sort on the horizon with the smaller brewer?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

Jim, we are constantly looking for opportunities to strengthen our portfolio. I think what is important to understand is that we have really built this business strategy in components starting from 2011, really getting a foundation in place on the financial piece. As everybody is aware, when we first came out of the merger, it was a tough economy, and we had some work to do to just get the foundation set. We have been working on over the last year a number of changes to our portfolio, but really positioning it in a way that it served a lot of different niches in the marketplace.

So, as we look at that and we go into different regions, we are always looking at, are there opportunities to partner with another brewery, to make an acquisition, to potentially add new offerings within the portfolio that we control.

So what I can do is to tell you that we are going to be very aggressive in looking at how we continue to move the topline in a profitable manner, and some of that will be internally and some of that may be from future partnerships.

Jim Coll - Lombard Securities - Analyst

Great. Thank you so much. I had one more question. The gasoline prices are really continuing to go up. Do you expect that that is going to eat into our really improved cost structure as far as raw materials are concerned and expenses for 2011? Do you expect that to be -- let's say that it stays -- prices stay where they are now, will that have a significant impact you think going forward?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

We certainly, as everyone would want, the prices to be lower. The higher prices will moderate the amount of gross margin expansion we will see in 2011 if they stay at the current levels.

What I can say is that you will see overall still significant improvements in gross margin because of the topline growth and because of the structural changes we have put into place in the last six months.

Operator

John Szabo, Flint Ridge Capital.

John Szabo - Flint Ridge Capital - Analyst

Just a couple of more strategic questions, and then Mark, I had a couple of financial questions. But, Terry, I am looking again at this A-B filing, and the one thing I forgot to ask previously was there was a specific reference to eliminating A-B's right to acquire CBA to consider change of controlled transactions under specified circumstances.

I have read that distribution agreement several times. It has been a while since I have done so, but I don't remember sort of seeing that in there. What does that refer to?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

There was a covenant in the agreement that would allow A-B in the process of selling their position that if the only way that they could sell out of their position was to potentially make a deal to sell the Company that they had the ability to drag along. We believe that that obviously did not fit in this new environment. It was something that was a part of the original agreements with Redhook and Widmer, and so that was discontinued. So that no longer exists. It was in the exchange agreement, not the distribution agreement.

John Szabo - Flint Ridge Capital - Analyst

Okay. Right. So was that basically similar to what you had with FSB, sort of the right to match? So if you wanted to sell the Company, they had the right to match and basically kind of sign any transaction, or is this different?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

It is different than what ours specifically was.

John Szabo - Flint Ridge Capital - Analyst

Do they still have the right to match?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

Anheuser-Busch does not -- with this, they don't have the right on either side.

John Szabo - Flint Ridge Capital - Analyst

Okay. All right. Maybe just sort of a more general question. If you think about what you have now, you have got the Widmer/Redhook brands, and with Kona, as you think about how you are going to distribute these brands, if I walked into a store and looked at what was on the shelf or if I walked into a bar and looked at what was on tap, I mean is it more likely that I'm going to see the best products from each of those brands as opposed to seeing a full complement of Kona, Redhook and Widmer? I mean how do you sort of think about that? I mean there is limited space that is available, and you have got this sort of portfolio approach. Is it going to de-emphasize the brand and emphasize the specific product? Is that the way you are thinking about it?

In other words, I would walk and I would see maybe Long Hammer, Widmer have a Hefeweizen and Longboard on tap, but I would not see all of the Widmer products on tap. Is that the way you are thinking about the market generally speaking?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

It is a really good question because there obviously are some benefits and some strengths to the portfolio, and there are some challenges there. And what we have done over the last year and a half is spend a lot of time thinking about how that portfolio interfaces in the marketplace with the channel, which is looking for variety in brands and variety in beer styles and how we utilize our portfolio to really take advantage of those opportunities.

So what you will see is that in some markets, Kona will be the lead, and it will be the lead because in that market it really resonates, and it does not mean that you will not see Redhook and Widmer, you will. And, in other markets, it will be Widmer, and in other markets, it will be Redhook. So one of the things we are really able to do with the portfolio is look at the strengths, look at the needs of the market, and utilize our portfolio to approach that.

The second thing that you will see is that we have done a lot of work making sure there is less cannibalization between the portfolio. So each brand has its unique brand position, which is really authentic and true to who they are, but as a part of that, they also end up having kind of a different beer mix lineup. And that allows us to serve the different needs of the consumer and offer that variety without actually being on top of each other.

So it certainly is more challenging if you look at the on-premise because there's so many handles. It gets to be more of an advantage or you will see more of the different brand beer styles on the shelf off-premise because that allows us obviously to work with big chains to provide a variety of styles to them from one company, which obviously is more efficient for them and programming and distribution, all of that.

John Szabo - Flint Ridge Capital - Analyst

Yes. Yes, no, that is helpful. Has the Goose Island transaction changed how you are thinking about the East Coast and the Midwest, and I guess going back to the transportation costs before, has that changed your thinking about how you are going to position the portfolio, or is it pretty much the same?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

I think it is pretty much the same. We really (weren’t) using Goose Island within our portfolio on the East and West, except to a very small extent.

So what we are doing the East and West, it has always been based on our internal brands. We have been working with Goose Island in the Midwest, and that contract actually continues. Both of us or we could choose to terminate that and go in another direction at some point and stop working with them from the sales and marketing side if we felt that would be a benefit. At this point we don't have any intention of doing that in the short term, but we continue to evaluate how we want to go to market and what is the strongest strategy for us to grow our top line.

What I can tell you is that we feel very good about the recent trends, what we are seeing with the depletions, what is happened with the investment that we put into the market both on the sales side, resources in the market, in individual markets and against national accounts, and the initial response with our initiative. So, at this point, we are going to continue to feed those and then see whether we need to make adjustments.

John Szabo - Flint Ridge Capital - Analyst

So I think, Terry, you said at least once on one of the prior conference calls, if not a few times, that you thought it was one of the most competitive environments you have seen from a Craft beer standpoint. I noticed that Sam's just announced an initiative where they are going to try to reduce the amount of inventory in the channel and keep the freshness to something like two weeks. I mean do you think that the competition continues to ratchet up, or have we plateaued? And do you think that an initiative could be a game-changer in terms of what you may need to do in the channel? Just sort of a general comment there would be helpful.

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

I think that what Sam's initiative does signals that people are going to continue to look at ways to make certain that they are executing all of the things that are important to the consumer at the highest level, and certainly quality is a part of that. Being fully integrated into the A-B system, we actually have an advantage over most of the other craft brewers in that we have the ability to manage seamlessly how our inventory interface is going and how we control that. And we believe our logistics system will help with that.

So we think we're are going to have some execution advantages to the general population, and I think we are going to see people like Sam Adams and the other larger players continue to step up that commitment. We are very comfortable with where we are placed with the advantages we have with breweries on both coasts and the distribution system we have.

John Szabo - Flint Ridge Capital - Analyst

Okay. That is helpful. And if I could just sneak in a couple of more financial questions for Mark. Just going back to the tax question on Goose Island, so I think you had it actually in the financial statements listed at like $5.6 million or $5.9 million. And I think, Mark, you said the tax basis was less than that, like $2.4 million. And I don't really know the answer to this, but would the sale of this -- how is this going to be treated for tax purposes? Are you going to be able to use your NOL for this, or does that not count because it is the sale of an asset?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

So on your first question regarding the difference, we do have a difference in our tax versus book basis. You are correct on the book basis being in the $5 million range. But yes, we have researched the tax use of our NOLs, and we can apply the NOLs to the gain.

John?

Operator

John Curti, Singular Research.

John Curti - Singular Research - Analyst

You guys did a real good job on bringing your costs per barrel down in 2010. What is the outlook for 2011 in terms of raw materials and also just increased efficiency in the system for continuing that trend?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

As far as raw materials, we do put in forward contracts generally a year out. So, by the middle of Q3, we are generally locked in for the next year. The raw material rates we have locked in for 2011 are fairly flat to 2010, so we don't expect any dramatic improvements there.

But, again, from a gross margin standpoint, which is where I will focus this answer, we are going to see significant improvements because of both -- predominantly because the topline impacts of the two fee modifications and the addition of Kona Brewing to our operations through the year. So from a gross margin standpoint, you will see some nice improvements in overall gross margin rates through 2011.

John Curti - Singular Research - Analyst

And I believe you had said that maybe part of the fee modifications offset some of the costs of moving out the lower quality beer that you had to move out in the second and third quarters. Are there was some sort of an offset there?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

The note was more regarding the 300 basis point improvement through Q3 of 2010 versus the Q4 standalone improvement of 510 basis points on gross margins. So, as we went into Q4, the gross margins rate expanded versus last year because we had lower destroyed product, and we also had the Kona merger, which generated incremental gross margin and also had the fee modification in place during Q4.

John Curti - Singular Research - Analyst

And then with respect to your contract brewing, right now you have two contracts for contract brewing for different entities? One for Goose Island and one for someone, other entity?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

That is correct.

John Curti - Singular Research - Analyst

And that based on the minimum quantities would be somewhere in the 45,000 to 50,000 barrel total?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

Well, as Terry mentioned with Goose Island, Fulton Street Brewery, we are expecting 20,000 to 30,000 barrels, and for the other entity, it is in that same range.

John Curti - Singular Research - Analyst

And then could you talk about now that you have got Kona under your wing, what you're going to be able to do to improve the sales volumes there that you may be previously were unable to do under the prior arrangement? What types of things are you going to be able to do?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

I think from our standpoint it is just being able to invest more aggressively. When you have a partnership where it is a licensed brand, there is always a balance between the short term and the long term and making sure that you are investing in the brand and taking care of it appropriately, and it is growing and contributing. But you are also aware that you don't own all that value long-term, so you make certain that you don't overinvest and maybe focus on some other brands at a time where you would have the option to invest in Kona if you actually owned it.

So now owning it and know that we have both the short and the long-term value of it, we are able to invest more aggressively in the markets where it is really doing well. We have expanded into a few markets over the last nine months and continue to look at how we accelerate that. And, as I said, we are excited about the initial response from the market as we do increase that investment in the programs and what is happening and expect very healthy growth.

Operator

John Szabo, Flint Ridge Capital.

John Szabo - Flint Ridge Capital - Analyst

Sorry. I just want to make sure I heard that correctly. I think I got cut off on the question about the NOL. So you will be able to use that to offset the capital gain on Fulton Street?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

That is correct.

John Szabo - Flint Ridge Capital - Analyst

Okay. So then the $16 million ought to be a pretty good after-tax number in terms of the cash received? (multiple speakers)

Mark Moreland - Craft Brewers Alliance Inc. - CFO

Just to be clear, yes, it is 100% cash upfront, and then over time what effectively happens is we will pay cash taxes earlier but that is still several years out.

John Szabo - Flint Ridge Capital - Analyst

Right. Got it. Okay. And then what do you think, Mark, with that, I was just looking at the balance sheet. Would you be able to pay off that term loan without any prepayments, or would you just sit on the cash? I mean how is that going to look once you get the cash in the door?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

Well, I will say that this is still a fairly recent development. We are assessing the best way to redeploy that cash. We will certainly pay down the revolver and get out of the revolver short-term. And then we need to assess the best way to deploy that remaining cash.

John Szabo - Flint Ridge Capital - Analyst

I mean are their prepayment penalties on the term loan or --?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

The term loan is, I believe, now out of the prepayment penalty phase.

John Szabo - Flint Ridge Capital - Analyst

But then you have a swap. I mean would there be some kind of settlement expense? Maybe that is part of what you're trying to figure out, right?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

Correct.

John Szabo - Flint Ridge Capital - Analyst

Okay. All right. And then for capital spending for this year, I think you -- I did not see that in the K or maybe I missed it, but are you still looking at sort of $10 million I think was what you had said the prior --?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

Yes, if we missed it in the K, I apologize. Certainly last quarter we had discussed a number for the next -- from Q4 of 2010 through Q4 of 2011 of $9 million to $10 million of capital.

John Szabo - Flint Ridge Capital - Analyst

And what was the Q4 number?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

I have it right here. Hang on. Q4 standalone was $3.1 million.

John Szabo - Flint Ridge Capital - Analyst

Okay. So there was a fair amount of that there. All right. And I guess -- actually I think that is it. Thank you. And I do appreciate you guys were able to get -- you know what, I'm sorry, I had one last thing.

So, Mark, you put in the some -- let's see the financial information for Fulton Street right. So you had net sales of $26 million and then operating income of about, let's say, $2.3 million. Was there a big D&A component in their operating expense? I'm trying to figure out what the EBITDA number would have been there.

Mark Moreland - Craft Brewers Alliance Inc. - CFO

Yes, what is disclosed is what we are going to disclose, and they are a private company and would not want to go any further than that.

John Szabo - Flint Ridge Capital - Analyst

So without going too far beyond, could you say whether or not they had a material amount of debt on their balance sheet?

Mark Moreland - Craft Brewers Alliance Inc. - CFO

Again, I will -- they are a private company, and I want to respect their private status. What we have disclosed we are required to disclose. I am certainly happy to answer questions around what is disclosed, but I would not go deeper than that at this point.

John Szabo - Flint Ridge Capital - Analyst

Okay. So what I was trying to get to was an EV to EBITDA multiple that they paid for it. I guess, as I was listening to Terry talk about sort of what A-B wants and how that may actually diverge from where CBA is going, I mean it's a smaller company, right? It has got less in sales. I'm talking about Fulton Street. And so if they want something that is sort of big, I mean this is not really it.

I noticed that there were some comments about A-B wanting to really do more in the Craft segment. And I know that you have got some assurances from them about helping with CBA product in the channel. But I mean were you worried that maybe you kind of handed them the revolver and they can start shooting at you now with that brand, or was that sort of always the risk in terms of that particular brand?

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

This is Terry. As we evaluated this transaction and whether we could utilize our first rights or whether we would accept an offer from Anheuser-Busch, we certainly looked at all of those things.

I think our position is that it is going to be competitive, and Anheuser-Busch is going to continue to try to figure out how to get their portion of what is the hot segment in the beer industry. We know MillerCoors is looking at that. We know other breweries big and small are looking at that.

So from our perspective, it really has to do with positioning us in the strongest way to satisfy the consumer and financially being able to invest in our business. So that is where we came to the conclusion that this was the best. If Anheuser-Busch was -- is going to increase their position in the Craft, they do it with or without Goose Island. So for us it was which put us in the best position to compete and to offer the market something that we think is unique and sustainable.

John Szabo - Flint Ridge Capital - Analyst

Okay. Well, I think you certainly extracted a pretty good deal from Anheuser-Busch, and I really appreciate your efforts on our behalf. Let's hope that we have a good year in 2011. I appreciate it.

Operator

At this time, there are no further questions in the queue, and I would like to turn the call back over to management for closing remarks. Please proceed.

Terry Michaelson - Craft Brewers Alliance Inc. - CEO

Thank you. I appreciate everybody's interest in the Company and being available for this call, and we look forward to discussing the results for the first quarter of 2011 with you next time. Thank you.